Exhibit 99.1

501 Elliott Ave. W. #400	T 206.282.7100
Seattle, WA 98119	F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports Second Quarter 2007

Financial Results

August 8, 2007 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) reported financial results for the quarter and six months ended June 30, 2007. Net loss attributable to common shareholders for the quarter totaled $27.9 million ($0.65 per share) compared to a net loss attributable to common shareholders of $20.5 million ($0.78 per share) for the same quarter in 2006. For the six months ended June 30, CTI posted a net loss attributable to common shareholders of $56.6 million ($1.41 per share) compared to $72.4 million ($2.97 per share) in 2007 and 2006, respectively. The net loss attributable to common shareholders for the six months ended June 30, 2006 included $24.5 million in make-whole interest expense as well as an $8.0 million gain on the exchange of convertible notes.

The Company ended the quarter with $43.8 million in cash and cash equivalents, securities available-for-sale, and interest receivable before taking into account the $20.25 million in gross proceeds received from our Series C financing in July.

“The recent acquisition of Systems Medicine, Inc. (SMi) is the first of two steps in strengthening our product pipeline and repositioning CTI to enter the commercial oncology market,” said James A. Bianco, M.D., President and CEO of CTI. “We are on track for completing the second step, acquiring a marketed product to re-establish our commercial efforts in the blood-related cancer market as well as hiring an industry veteran to lead our commercial operations this quarter.”

Recent Events

•

Announced acquisition of SMi, leveraging SMi’s partnerships and systems biology approach to cancer therapy, bringing renowned cancer drug development expertise and industry veterans to CTI, and adding a phase II drug candidate, Brostallicin, to CTI’s pipeline

•	Raised approximately $37.2 million in gross proceeds from the sale of Series B 3% Convertible Preferred Stock and warrants

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-more-

•

Announced interim results of pixantrone combination therapy, known as CPOP-R, in the RAPID (PIX203) clinical trial, which demonstrated effectiveness equivalent to standard therapy with reduced severe toxicities, including heart damage, compared to the CHOP-R treatment regimen

•

Reported that XYOTAX™ (paclitaxel poliglumex, CT-2103) is more cost effective with fewer side effects compared to gemcitabine or vinorelbine and on the impact of estradiol in non-small cell lung cancer clinical trials at the 2007 Annual Meeting of the American Society of Clinical Oncology (ASCO)

•	Announced the appointment of former Amgen-Immunex executives to the management team of its Aequus BioPharma, Inc. subsidiary

•	Obtained authorization of share increase at special meeting of shareholders in April

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about future financial and operating results that could affect the development of XYOTAX, pixantrone, and Brostallicin include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with XYOTAX, pixantrone, and Brostallicin, in particular including, without limitation, the potential failure of these product candidates to prove safe and effective for treatment of non-small cell lung cancer, ovarian cancer, non-Hodgkin’s lymphoma, and sarcoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling XYOTAX, pixantrone, and Brostallicin, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

www.cticseattle.com	CTI 2Q07 Financial Results

Investors Contact:

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com	CTI 2Q07 Financial Results

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
License and contract revenue	$20	$20	$40	$40

Total revenues	20	20	40	40

Operating expenses:
Research and development	16,516	15,164	31,802	30,928
Selling, general and administrative	7,590	8,199	15,720	18,762
Amortization of purchased intangibles	212	199	419	388

Total operating expenses	24,318	23,562	47,941	50,078

Loss from operations	(24,298)	(23,542)	(47,901)	(50,038)
Other income (expense):
Investment and other income	738	694	1,441	1,236
Interest expense	(3,678)	(4,708)	(7,594)	(13,336)
Foreign exchange gain	387	821	834	1,112
Make-whole interest expense	—	(4,374)	(2,310)	(24,540)
Gain on derivative liabilities	906	2,659	3,614	6,083
Gain on exchange of convertible notes	—	7,978	—	7,978
Settlement expense	(17)	—	(160)	(883)

Net loss	(25,962)	(20,472)	(52,076)	(72,388)

Preferred stock beneficial conversion feature	(1,789)	—	(4,383)	—
Preferred stock dividends	(150)	—	(181)	—

Net loss attributable to common shareholders	$(27,901)	$(20,472)	$(56,640)	$(72,388)

Basic and diluted net loss per common share	$(0.65)	$(0.78)	$(1.41)	$(2.97)

Shares used in calculation of basic and diluted net loss per common share (1)	42,713	26,150	40,165	24,335

Balance Sheet Data:	(amounts in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
Cash and cash equivalents, securities available-for-sale and interest receivable	$43,802	$54,407
Working capital	(21,427)	30,166
Total assets	89,581	101,821
Convertible debt	150,017	166,178
Accumulated deficit	(1,017,748)	(961,108)
Shareholders' deficit	(102,081)	(101,604)

(1)	Amounts reflect a one-for-four reverse stock split of our common stock effective April 15, 2007.